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                                                                     Exhibit 5.2

March 19, 2002

InSight Health Corp.
Signal Medical Services, Inc.
Open MRI, Inc.
Maxum Health Corp.
Radiosurgery Centers, Inc.
Maxum Health Services Corp.
MRI Associates, L.P.
Maxum Health Services of North Texas, Inc.
Maxum Health Services of Dallas, Inc.
NDDC, Inc.
Diagnostic Solutions Corp.
4400 MacArthur Boulevard
Newport Beach, California 92660


INSIGHT HEALTH SERVICES CORP.'S OFFER TO EXCHANGE $225,000,000 SENIOR SUBORDINATED NOTES DUE 2011 FOR REGISTERED $225,000,000 SENIOR SUBORDINATED NOTES DUE 2011

Ladies and Gentlemen:

We have acted as special counsel to InSight Health Corp., a Delaware corporation, Signal Medical Services, Inc., a Delaware corporation, Open MRI, Inc., a Delaware corporation, Maxum Health Corp., a Delaware corporation, Radiosurgery Centers, Inc., a Delaware corporation, Maxum Health Services Corp., a Delaware corporation, MRI Associates, L.P., an Indiana limited partnership, Maxum Health Services of North Texas, Inc., a Texas corporation, Maxum Health Services of Dallas, Inc., a Texas corporation, NDDC, Inc., a Texas corporation and Diagnostic Solutions Corp., a Delaware corporation (collectively, the "Subsidiary Guarantors"), each of which is a wholly owned subsidiary of InSight Health Services Corp., a Delaware corporation ("InSight"), in connection with the proposed offer by InSight (the "Exchange Offer") to exchange up to $225,000,000 aggregate principal amount of its 9 7/8% Senior Subordinated Notes Due 2011 (the "Exchange Notes") for a like aggregate principal amount of InSight's privately placed 9 7/8% Senior Subordinated Notes due 2011 (the "Outstanding Notes"). The Exchange Notes will be issued pursuant to an Indenture, dated as of October 30, 2001 (the "Indenture"), among InSight, InSight Health Services Holdings Corp., a Delaware corporation ("Holdings"), the Subsidiary Guarantors and State Street Bank and Trust Company, as trustee. The Exchange Notes will be guaranteed (the "Guarantees") pursuant to the terms of the Indenture by Holdings and the Subsidiary Guarantors. The terms of the Exchange Offer are described in the Registration Statement on Form S-4 (File. No. 333-75984), as amended (the "Registration Statement"), filed by InSight, Holdings and the Subsidiary Guarantors with the Securities and Exchange Commission (the "Commission") for the registration of the Exchange Notes under the Securities Act of 1933, as amended (the "Securities Act").

In connection with the foregoing, we have examined, among other things, the following:
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a.       the Registration Statement;

b.       the Indenture;

c.       the form of the Exchange Notes;

d. the form of the Guarantees by the Subsidiary Guarantors of the Exchange Notes; and

e. the originals (or copies identified to our satisfaction) of such documents and records as we have deemed necessary for purposes of the opinions set forth in this letter.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals, (iii) the legal capacity of natural persons, and (iv) the due authorization, execution and delivery of all documents by all parties and the validity and binding effect thereof (other than the validity and binding effect thereof upon the Subsidiary Guarantors). We have also assumed that each of the Subsidiary Guarantors which is a corporation has the corporate power and authority to enter into and perform its obligations under its Guarantee and that MRI Associates, L.P. has the limited partnership power and authority to enter into and perform its obligations under the Guarantee and that neither entering into or performing its Guarantee is in contradiction of the applicable laws of the jurisdiction of formation of the respective Subsidiary Guarantors.

We do not purport to express an opinion on any laws other than those of the States of New York, the general corporate law of the State of Delaware, and the United States of America. We advise you that the issues addressed by this opinion may be governed in whole or in part by other laws, and we express no opinion as to whether any relevant difference exists between the laws upon which our opinion is based and any other laws that may actually govern. We note that the enforceability of the Guarantees may be governed in part by the laws of the jurisdictions under which each of the Subsidiary Guarantors is formed. Because we are not admitted to practice in each such jurisdiction, we have assumed for purposes of our opinion that the laws of these jurisdictions with respect to enforceability are not materially different than the laws of the State of New York. This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that:

When, as and if (i) the Registration Statement has become effective pursuant to the provisions of the Securities Act, (ii) the Indenture has been qualified pursuant to the provisions of the Trust Indenture Act of 1939, as amended, (iii) the Outstanding Notes are validly tendered to InSight in the Exchange Offer,
(iv) the Exchange Notes and the Guarantee of each Subsidiary Guarantor are issued pursuant to the Exchange Offer and in the form and containing the terms described in the Registration Statement and the Indenture, (v) the Exchange Notes and each Guarantee of the Subsidiary Guarantors have been executed and, in the case of the Exchange Notes, authenticated, in accordance with the provisions of the Indenture, and (vi) all legally required consents, approvals and authorizations of governmental regulatory authorities have been obtained, the
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Guarantee of each Subsidiary Guarantor will be the validly issued and binding obligation of each Subsidiary Guarantor.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) bankruptcy, insolvency, fraudulent conveyance or transfer laws, preference and equitable subordination laws and principles, reorganization, moratorium or other laws affecting the rights of creditors generally, (ii) general principles of equity, whether considered at law or in equity, and (iii) federal and state securities laws and public policy considerations affecting rights to indemnity or contribution.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category or persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Hunton & Williams

HUNTON & WILLIAMS